                                                                     Exhibit 2.2
                                                               EXECUTION VERSION

================================================================================


                            STOCK PURCHASE AGREEMENT


                                      AMONG


                              PRISMA iVENTURES LTD.


                                       AND


                            ISW ACQUISITION CO., LLC


                            DATED AS OF JULY 3, 2002


================================================================================

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 3, 2002, among Prisma iVentures Ltd., a corporation organized under the laws of England ("PiV" or "Seller"), and ISW Acquisition Co., LLC, a Delaware limited liability company, ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is the direct owner of a total of 100,100 ordinary shares of GIG representing 62.956% of the issued share capital of GIG (the "PiV Shares");

         WHEREAS, upon the terms and conditions herein set forth, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the PiV Shares;

         WHEREAS, simultaneous with the purchase of the PiV Shares, Buyer is purchasing a total of 58,900 ordinary shares of capital stock of GIG from Sprogis and MultiGames, representing 37.044% of the issued share capital of GIG;

         WHEREAS, simultaneous with the purchase of the PiV Shares, GIG and KirchSport are entering into certain agreements.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and promises hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.1. Definitions

         For purposes of this Agreement, the following terms have the meanings set forth below:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" has the meaning set forth in the preamble.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, NY or London, England are authorized or required to close.

         "Buyer" has the meaning set forth in the preamble.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Consents" means all consents and approvals of Governmental Bodies or other third parties necessary to authorize, approve or permit the parties to consummate the Transaction.

         "Damages" has the meaning set forth in Section 10.1.

         "Disclosure Schedule" means the Disclosure Schedule of PiV, delivered pursuant to this Agreement and for the avoidance of doubt includes the Due Diligence Material and all information and documents available from a search of the public files maintained by the Registrar of Companies in England and Wales in respect of GIG, up to and including two Business Days prior to execution of this Agreement, but excluding all financial statements for years ending prior to December 31, 2001.

         "Due Diligence Material" means all material, documents and disclosures made to the Buyer or ISW as more particularly described in Exhibit C.

         "Encumbrances" means any mortgage, lien, pledge, charge, security interest, encumbrances, equities or claims of any kind.

         "GIG" means Global Interactive Gaming Ltd., a corporation organized under the laws of England (formerly known as Global Interactive Gaming AG).

         "GIG Loan" means the sum of (pound)44,929.93 loaned to PiV on 15 May 2002 to pay the PAYE obligations of PiV;

         "GIG Shareholders Agreement" means the GIG shareholders deed dated 31 December 2001 signed between PiV and MultiGames;

         "Governmental Body" means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

         "Indemnifying Party" has the meaning set forth in Section 10.3.

         "Indemnitee" has the meaning set forth in Section 10.3.

         "ISW Acquisition Co., LLC" has the meaning set forth in the preamble.

         "ISW" means Interactive Systems Worldwide Inc., a Delaware corporation.

         "KirchSport" means KirchSport Limited, a corporation organized under the laws of England.

         "KirchSport Agreement" means the Agreement by and between GIG and KirchSport dated as of the date hereof, relating to, among other things, certain rental obligations.

         "Knowledge" or "knowledge" means when used with respect to any party, the knowledge, information or belief that the party has or should reasonably have after making full inquiry into the relevant subject matter.

         "Laws" means statutes, laws, regulations and rules of any Governmental Body.

         "License" means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization consent or clearance to transact an activity or business or to use an asset or process, in each case issued or granted by a Governmental Body.

         "Liquidator" means the person appointed as liquidator of PiV at the Meeting;

         "Litigation" means a suit, legal action or arbitration.

         "Material Adverse Effect" means a material adverse effect on the business, assets, results of operations or financial condition of GIG and the Subsidiaries taken as a whole.

         "Meeting" means the meeting of the creditors of PiV to be convened pursuant to section 98 of the Insolvency Act 1986 or any adjournment hereof.

         "MultiGames" means MultiSport Games Development Inc., a Delaware corporation.

         "Person" means an individual, corporation, partnership, trust, unincorporated organization or other entity, or a Governmental Body.

         "PiV" means Prisma iVentures Ltd., a corporation organized under the laws of England.

         "PiV Assets" means those assets owned by PiV (or to the extent any are partly owned by PiV that percentage ownership of PiV) as listed in Exhibit A.

         "PiV Charge" means the charge held by PiV over the assets of GIG dated 5 November 2001.

         "PiV Shares" means the 100,100 ordinary shares of issued capital of GIG owned of record and beneficially by PiV representing 62.956% of the issued share capital of GIG, such share capital being split into 89,100 fully paid up ordinary shares and 11,000 partly paid ordinary shares being 80.86% paid up.

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Seller" means PiV.

         "Sprogis" means Peter G. Sprogis, a citizen of England.

         "Sprogis/MultiGames Agreement" means the agreement dated the date hereof relating to the sale of a total of 37.044% of the share capital of GIG to Buyer.

         "Tax" or "Taxes" means any United Kingdom or United States or other foreign federal, state or local income, business, occupation, environmental, gross receipts, ad valorem, alternative or add-on minimum tax profits, severance, franchise, license, transfer, sales, use, value added, payroll, employment, withholding, pension plan, property (real or personal), production, excise or similar taxes (including interest, penalties or additions to such taxes and any interest in respect of such penalties or additions).

         "Third Party Claims" has the meaning set forth in Section 10.3.

         "Transaction" means the transaction contemplated by this Agreement and the Sprogis/MultiGames Agreement and the KirchSport Agreement.

         Section 1.2. Other Definitional Provisions

         (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         (c) Unless otherwise specified, the word "including" (whether or not accompanied by the phrase "without limitation") means "including without limitation."

                                   ARTICLE 2

                                PURCHASE AND SALE

         Section 2.1. Purchase and Sale

         Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer, and deliver as beneficial owners with full title guarantee to Buyer, and Buyer agrees to purchase and accept from the Seller, at the Closing, good, valid and marketable title to the PiV Shares, free and clear of any Encumbrances, for the consideration specified in Section 2.2.

         Section 2.2. Purchase Price

         Subject to the terms and conditions of this Agreement and in consideration of the sale of the PiV Shares, Buyer shall pay and deliver at Closing as the full purchase price for the Shares, U.S. $365,000 (the "Purchase Price").

         Section 2.3. Assumption of GIG Loan

         Subject to the terms and conditions of this Agreement, PiV agrees to assign to, and Buyer agrees to accept and assume the obligations for repayment of, the GIG Loan and Buyer shall on Closing assume obligations to repay the GIG Loan to GIG.

                                    ARTICLE 3

                                     CLOSING

         Section 3.1. Closing

         The closing of the Transaction (the "Closing") will take place at the offices of Friedman Kaplan Seiler & Adelman LLP, 1633 Broadway, New York, NY 10019 at 10:00 a.m. (local time) on the third Business Day immediately following the satisfaction or waiver of the conditions precedent in Sections 7 and 8, or at such other time and place as Buyer and Seller shall agree in writing (the "Closing Date").

         Section 3.2. Delivery and Payment

         At the Closing, Seller shall deliver to Buyer (i) the stock certificate(s) representing the PiV Shares and (ii) duly executed stock transfer forms in blank. The cost of the stock transfer tax stamps shall be shared equally by Buyer and Seller in accordance with Section 12.13. Buyer shall deliver the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller. Seller agrees that Buyer may reduce the Purchase Price by US $915, representing Seller's share of such stock transfer tax stamps, and Buyer shall thereafter pay the cost of all stock transfer tax stamps. The parties shall cooperate in the valuation of the share transfer stamps and to the extent that the Buyer does not pay or is refunded any amount to be utilized for stock transfer stamps, one-half of that amount shall be returned to PiV.

         Section 3.3. Other Deliveries by Seller

         In addition to the items required by Section 3.2, at the Closing, Seller shall deliver to Buyer the following in form and substance satisfactory to Buyer:

         (a) Certificate as to the good standing of PiV in its jurisdiction of organization;

         (b) The officer's certificate of Seller referred to in Section 8.3;

         (c) Certificates of the Secretary of PiV as to (i) the resolutions of the Board of Directors and shareholders of PiV as contemplated by this Agreement and the Transaction, (ii) the incumbency of the officers of PiV executing the Agreement and the approval by the Liquidator;

         (d) An assignment to Buyer of PiV's obligations under the GIG Loan and an assumption thereof by Buyer and an assignment of the benefit of the PiV Charge to Buyer, in the form of Exhibit B;

         (e) The Certificate from the Liquidator ratifying this Agreement contemplated by Sections 6.1 and 7.7;

         (f) Any other instruments and documents explicitly required by this Agreement to be delivered by the Seller at the Closing; and

         (g) Any other instruments and documents reasonably requested by Buyer.

         Section 3.4. Other Deliveries by Buyer

         In addition to the items required by Section 3.2, at the Closing, Buyer shall deliver to Seller the following:

         (a) Certificate as to the good standing of Buyer in its state of organization;

         (b) The officer's certificate of Buyer referred to in Section 7.3;

         (c) Certificate of the Secretary of Buyer as to (i) the resolutions of Buyer with respect to the Agreement and the Transaction and (ii) the incumbency of the officers of Buyer executing the Agreement;

         (d) Any other instruments and documents explicitly required by this Agreement to be delivered by Buyer at the Closing; and

         (e) Any other instruments and documents reasonably requested by Seller.

         Section 3.5. Other Deliveries

         In addition to the items required by Sections 3.2 - 3.4, the Seller or the Buyer, as the case may be, shall deliver to the other, in form and substance satisfactory to the intended recipient, the following:

         (a) The Seller shall deliver a waiver of PiV's preemption rights in the stock in GIG as contained in the GIG Shareholders Agreement;

         (b) The Seller shall deliver a Letter Agreement between MultiGames and PiV terminating the GIG Shareholders Agreement; and

         (c) The Seller shall deliver to the Buyer a Power of Attorney in favor of the Buyer empowering the Buyer to exercise the Seller's rights as a shareholder of GIG pending the stamping and registration of the transfer referred to in Section 3.2.

                                   ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF PiV

         PiV represents and warrants to the Buyer that, except as disclosed in its Disclosure Schedule:

         Section 4.1. Organization of PiV; Authority

         PiV is a corporation duly organized, validly existing and in good standing under the laws of England, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

         Section 4.2. Authorization; No Breach

         Subject to section 6.1, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on the part of PiV and all required action by the shareholders of PiV. This Agreement has been duly executed and delivered by PiV and constitutes a legal, valid and binding obligation of PiV, enforceable against PiV in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors rights and to general equitable principles. The execution and delivery by PiV of this Agreement and the consummation of the Transaction by PiV will not (a) violate any provision of any applicable law, rule or regulation, (b) violate any order, judgment or decree applicable to PiV, (c) conflict with, or result in a breach of or default under any term or condition of the Certificate of Incorporation or By-laws of PiV or (d) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which PiV or any of its properties may be bound or to which it is a party or result in the creation of any Encumbrance upon any of the properties of PiV.

         Section 4.3. Share Ownership

         PiV is the record and beneficial owner of good, valid and marketable title to the PiV Shares set forth opposite its name on the Disclosure Schedule and it owns such PiV Shares free and clear of any Encumbrances. At the Closing, it will transfer to Buyer good, valid and marketable title to such PiV Shares, free and clear of any Encumbrances.

         Section 4.4. Governmental Consents

         Other than mandatory UK Companies House notifications for changes to directors, secretary, auditors and registered office, no consent, license, approval, waiver, application, expiration of waiting period or authorization of, or registration or declaration with, any UK Governmental Body is required to be obtained or made by PiV in connection with the execution, delivery and performance by PiV of this Agreement.

         Section 4.5. Third Party Consents and Approvals

         The execution, delivery and performance of this Agreement by PiV, and the consummation of the Transaction by PiV, do not require the consent or approval of any third party other than a Governmental Body.

         Section 4.6. Litigation

         There is no Litigation pending against PiV or, to the knowledge of PiV, threatened against PiV which would impair the ability of PiV to consummate the Transaction.

         Section 4.7. Brokers and Intermediaries

         PiV has not employed any broker, finder, consultant or intermediary in connection with this Agreement or the Transaction that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Seller that except as disclosed in Buyer's Disclosure Schedule:

         Section 5.1. Organization of Buyer; Authority

         Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with the power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.

         Section 5.2. Authorization; No Breach

         The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery the Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equitable principles. The execution and delivery by Buyer of this Agreement will not, (a) violate any provision of any applicable law, rule or regulation, (b) violate any order, judgment or decree applicable to Buyer, (c) conflict with, or result in a breach of or default under, any term or condition of the certificate of formation of Buyer or (d) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which Buyer or any of its properties may be bound or to which it is a party or result in the creation of any Encumbrance upon any of the properties of Buyer.

         Section 5.3. Governmental Consents

         No consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Governmental Body is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement, and the consummation of the Transaction.

         Section 5.4. Third Party Consents and Approvals

         The execution, delivery and performance of this Agreement, and the consummation of the Transaction by Buyer, does not require the consent or approval of any third party, except such consents and approvals which have been obtained.

         Section 5.5. Litigation

         There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer which would materially impair the ability of the Buyer to consummate the Transaction.

         Section 5.6. Acquisition of PiV Shares

         The PiV Shares are being acquired by Buyer for its own account solely for the purpose of investment without the view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any Shares in violation of any such law.

         Section 5.7. Brokers and Intermediaries

         Buyer has not employed any broker, finder, advisor or intermediary in connection with the Transaction which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

                                   ARTICLE 6

                           COVENANTS OF PiV AND BUYER

         Section 6.1. Calling Creditors Meeting and Conditionality

         PiV shall convene the Meeting as soon as reasonably practicable following the date of this Agreement, and shall use its reasonable endeavors to ensure a liquidator is appointed as soon as reasonably practicable after the date of this Agreement and if one is not appointed on or prior to August 1, 2002 the Buyer shall have the right to rescind this Agreement on written notice to the Seller.

         This Agreement is conditional upon ratification by the Liquidator within 14 days of his appointment. Ratification shall take the form of a letter from the Liquidator to the Buyer confirming that he has no objection to the Closing. In the event that this Agreement is not so ratified within 14 days of the Liquidator's appointment it shall be treated as void and neither party shall have any claim whatsoever against the other in respect of it, except in respect of any prior breach.

         If the Liquidator ratifies this Agreement in accordance with this
Section 6.1 he shall be acting for and on behalf of PiV and neither he, his firm, partners, employees, advisers, representatives or agents shall incur any personal liability whatsoever in respect of any of the obligations undertaken by PiV or in respect of any failure on the part of PiV to observe, perform or comply with any such obligations or under or in relation to any associated arrangements or negotiations or under any document or assurance made pursuant to this agreement.

         If the Liquidator ratifies this Agreement in accordance with this
Section 6.1 the Buyer acknowledges and agrees that any claim the Buyer may have against PiV arising from this Agreement shall be an unsecured claim in the liquidation of PiV and, for the avoidance of doubt, any such claim shall not be treated as an expense of PiV's liquidation.

         Section 6.2. Transfer of Certain Property

         In consideration of the Buyer entering into this Agreement and for such other good and valuable consideration which shall be inclusive of any value added tax, PiV agrees to assign and transfer to GIG at the Closing free and clear of any Encumbrances and with full title guarantee the PiV Assets owned by it and further agrees that to the extent that any PiV Assets are only part owned by PiV it shall assign its ownership interest in the part owned PiV Assets to GIG free and clear of any Encumbrances and with full title guarantee. PiV shall cause the PiV Assets to be delivered (or in the case of the telephone system made available) to the Buyer all of the PiV Assets at the Closing together with all associated records, information and other requisite and relevant documentation.

         Section 6.3. Forgiveness of all inter-company debts between GIG and PiV

         In addition to the requirements of Section 8.7, PiV hereby agrees that payment of the Purchase Price by Buyer to PiV shall be in full and final settlement of all debts, loans, obligations, expenses or other amounts owed by GIG or any of its Subsidiaries to PiV and any of its Affiliates and vice versa and neither GIG, or any of its Subsidiaries nor PIV nor any of its Affiliates shall thereafter have any further obligations or indebtedness to the other except as set forth in the KirchSport Agreement or in Section 6.2 of this Agreement.

                                   ARTICLE 7

                       CONDITIONS PRECEDENT OF THE SELLER

         The obligation of the Seller to consummate the Transaction is subject to the fulfillment of each of the following conditions prior to or at the
Closing:

         Section 7.1. Representations and Warranties

         The representations and warranties of Buyer contained in Article 5 shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly contemplated by this Agreement, and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

         Section 7.2. Agreements

         Buyer shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

         Section 7.3. Buyer Certificate

         Seller shall have been furnished with a certificate of an authorized officer of Buyer, dated the Closing Date, certifying to the effect that the condition contained in Section 7.2 has been fulfilled.

         Section 7.4. Compliance with Law

         No law, and no order or injunction of any Governmental Body, shall be in effect which prohibits the consummation of the Transaction.

         Section 7.5. Consents

         All material governmental authorizations, consents, approvals, exemptions, or other actions required to consummate the Transaction, if any, shall have been obtained and shall be in full force and effect.

         Section 7.6. Release of Funding Obligation

         PiV shall receive a release from GIG in the form of Exhibit D of any further obligation to fund the operations of GIG or to pay any further calls on shares owned in GIG.

         Section 7.7. Liquidator's Approval

         This agreement is conditional on it being ratified by the Liquidator appointed at the Meeting and the Seller shall have delivered at or prior to Closing a letter from the Liquidator approving the Agreement and the consummation of the Transaction by PiV.

Provided always that the Seller may in its absolute discretion waive the satisfaction of any of the conditions contained in this Article 7 other than the condition set forth in Section 7.7, which may not be waived without the prior written consent of Buyer, which consent Buyer may withhold in its absolute discretion.

                                   ARTICLE 8

                          CONDITIONS PRECEDENT OF BUYER

         The obligation of Buyer to consummate the Transaction is subject to the fulfillment of each of the following conditions prior to or at the Closing:

         Section 8.1. Representations and Warranties

         The representations and warranties of the Seller contained in Article 4 shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly contemplated by this Agreement or those disclosed in any Disclosure Schedule, and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date. Except as set forth in this Agreement, neither party is making any representations or warranties.

         Section 8.2. Agreements

         The Seller shall have performed and complied in all material respects with its material undertakings and agreements required by this Agreement to be performed or complied with by the Seller prior to or at the Closing.

         Section 8.3. Seller's Certificates

         Buyer shall have been furnished with a certificate of an authorized officer of the Seller dated the Closing Date, certifying to the effect that the conditions contained in Section 6.1 have been fulfilled.

         Section 8.4. Compliance with Law

         No law, and no order or injunction of any Governmental Body, shall be in effect which prohibits the consummation of the Transaction.

         Section 8.5. Consents

         All material governmental authorizations, consents, approvals, exemptions, or other actions required to consummate the Transaction, if any, shall have been obtained and shall be in full force and effect.

         Section 8.6. Sprogis/MultiGames Agreement and KirchSport Agreement

         The Sprogis/MultiGames Agreement and the KirchSport Agreement shall close simultaneously with the Closing, it being understood that the Transaction contemplated by this Agreement and the purchase of all of the shares of GIG owned by Sprogis and MultiGames (which together with the Shares being purchased from the Seller, represent 100% of the issued share capital of GIG) shall occur simultaneously.

         Section 8.7. Miscellaneous

         Except as set forth herein, all agreements and obligations between GIG and/or any of its Affiliates, and The KirchGroup and/or any of its Affiliates (other than the Sprogis/MultiGames Agreement and the KirchSport Agreement), shall at the Closing automatically be terminated without any liability to GIG or otherwise resolved to the satisfaction of Buyer and Buyer shall receive evidence satisfactory to it that all such agreements have terminated without any liability to GIG.

Provided always that the Buyer may in its absolute discretion waive the satisfaction of any of the conditions contained in this Article 8.

                                   ARTICLE 9

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Section 9.1. Survival of Representations and Warranties

         All representations and warranties of the Seller and Buyer included in this Agreement shall survive until December 31, 2002 and shall thereafter expire except with respect to breaches and violations if any, as to which Buyer or Seller has given notice to the other, which notice shall specify in reasonable detail the alleged breach.

                                   ARTICLE 10

                                 INDEMNIFICATION

         Section 10.1. Indemnification of Buyer

         Subject to the terms and conditions of this Article 10 and Article 9, the Seller agrees to indemnify and hold harmless the Buyer and its successors, assigns, and Affiliates, against and in respect of any and all claims, demands, losses, damages, costs and reasonable expenses, including, without limitation, reasonable legal fees and expenses ("Damages"), resulting or arising from (a) any failure by such Seller to perform or otherwise fulfill or comply with any provision of this Agreement, (b) any breach or violation of any representation or warranty of Seller hereunder.

         Section 10.2. Indemnification of the Seller

         Subject to the terms and conditions of this Article 10, Buyer agrees to indemnify and hold harmless the Seller and its respective successors and permitted assigns and its respective Affiliates against and in respect of any and all Damages resulting or arising from any of the following: (a) any failure by Buyer to perform or otherwise fulfill or comply with any provision of this Agreement and (b) any breach or violation of any representation, warranty, covenant or agreement of Buyer hereunder.

         Section 10.3. Claims

         Any claim for indemnity under Section 10.1 or 10.2 shall be made by written notice from the party seeking to be indemnified (the "Indemnitee") to the party from which indemnification is sought (the "Indemnifying Party") specifying in reasonable detail the basis of the claim. When an Indemnitee seeking indemnification under Section 10.1 or 10.2 receives notice of any claims made by third parties ("Third Party Claims") which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice promptly after receipt of notice of such Third Party Claim to the Indemnifying Party reasonably indicating the nature of such claims and the basis thereof. Upon notice from the Indemnitee, the Indemnifying Party may (in respect of Third Party Claims only), but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof, provided, however, that the Indemnifying Party shall not settle any such claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld) unless the only remedy for such claim is monetary damages which are paid in full by the Indemnifying Party and unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnitee, a release from all liability in respect to such claim. In connection with any claim involving any remedy other than such monetary damages, the Indemnitee shall have the right to be kept informed and be consulted in connection with the resolution of such claim. The Indemnifying Party shall give notice to the Indemnitee as to its intention to assume the defense of any such Third Party Claim within ten
(10) days after the date of receipt of the Indemnitee's notice in respect of such Third Party Claim. The Indemnitee shall cooperate fully in the defense of the Third Party Claim as and to the extent reasonably requested by the Indemnifying Party (such cooperation shall include the retention and, upon the request of the Indemnifying Party, the provision to such party of records and information which are reasonably relevant to such claim or demand and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder). If an Indemnifying Party does not, within ten (10) days after the Indemnitee's notice is given, give notice to the Indemnitee of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall not have the right to control the defense thereof unless it thereafter elects to assume the defense thereof by notice to the Indemnitee. If the Indemnitee assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 10.3, the Indemnifying Party shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent, which consent shall not be unreasonably withheld.

         Section 10.4. Limitation of Liability

         Any claims by Buyer or any Seller for breach of any representation or warranty made hereunder shall be subject to the following:

         With respect to Sections 10.1(b) and 10.2(b), the provisions for indemnity shall be effective only to the extent that the aggregate amount of all such claims for which Buyer or Seller is liable hereunder and under the Sprogis/MultiGames Agreement exceeds $200,000 in the aggregate, in which case Buyer or Seller, as the case may be, shall be liable to the other hereunder for all such amounts in excess thereof. Except with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.7 in no event shall Seller be liable to Buyer in an amount in excess of US$430,000; and in no event shall Buyer be liable to Seller in an amount in excess of US$365,000.

                                   ARTICLE 11

                                   TERMINATION

         Section 11.1. Grounds for Termination

         This Agreement may be terminated at any time prior to the Closing by written agreement of Buyer and Seller.

         Section 11.2. Effect of Termination

         Termination of this Agreement pursuant to this Article 11 shall terminate all obligations of the parties hereto; provided, however, that the provisions of this Article 11 and the provisions set forth in Sections 12.1, 12.2, 12.3 and 12.4 shall survive any such termination.

                                   ARTICLE 12

                                  MISCELLANEOUS

         Section 12.1. Governing Law

         THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF ENGLAND, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         Section 12.2. Notices

         All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received only if delivered personally, by facsimile transmission, by first class mail (registered or certified mail, return receipt requested), properly addressed and postage prepaid or by Federal Express or other overnight mail service:

                  If to ISW Acquisition Co., LLC, to:

                           c/o Interactive Systems Worldwide Inc.
                           2 Andrews Drive, 2nd Floor
                           West Paterson, NJ 07424
                           Telephone:  +973-256-8181
                           Telecopier:  +973-256-8211
                           Attention:  Barry Mindes
                  with a copy to:

                           Friedman Kaplan Seiler & Adelman LLP
                           1633 Broadway
                           New York, NY  10019
                           Attention:  Richard M. Hoffman, Esq.
                           Telephone:  +(212) 833-1100
                           Telecopier:  +(212) 833-1250

                  If to PiV, to:

                           Prisma iVentures Ltd.
                           Floor 32, Centrepoint Tower
                           103 New Oxford Street
                           London
                           WC1A 1DD
                           Attention:  Peter G. Sprogis
                           Fax:  +44 207 663 8951
                           Phone:  +44 207 663 8950

                  with a copy to:

                           Global Interactive Gaming Ltd.
                           Floor 30, Centrepoint Tower
                           103 New Oxford Street
                           London
                           WC1A 1DD
                           Attention: Michael Lunjevich
                           Fax:  +44 207 663 8951
                           Phone:  +44 207 663 8950

         Such names and addresses may be changed by such notice.

         Section 12.3. Entire Agreement

         This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersedes and cancel all prior agreements, negotiations, correspondences, undertakings and communications of the parties, oral or written, regarding such subject matter.

         Section 12.4. Amendments

         This Agreement may be amended only by a written instrument executed by the parties or their respective successors or permitted assigns.

         Section 12.5. Headings; References

         The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", or "Schedules" shall be deemed to be references to Articles or Sections hereof and Schedules hereto unless otherwise indicated.

         Section 12.6. Counterparts

         This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

         Section 12.7. Parties in Interest; Assignment

         This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement (other than ISW) any rights or remedies under or by reason of this Agreement, except as otherwise provided in Article 10 with respect to Indemnities. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement. Any assignment in violation of this Section 12.7 shall be null and void, without any force or effect.

         Section 12.8. Severability: Enforcement

         Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

         Section 12.9. Waiver

         Any of the conditions to Closing set forth in this Agreement may be waived in writing at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provisions. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

         Section 12.10. Disclosure Schedules

         The information contained in the Schedules hereto shall not be deemed to constitute an admission by the Seller or Buyer or otherwise imply that any such information is material for purposes of this Agreement or otherwise. The Seller and Buyer shall have the right at any time prior to the Closing to supplement or amend in writing the Schedules hereto with respect to any matter required to be set forth or described in such Schedules; provided, however, that such supplement or amendment shall not be deemed to cure a breach of a representation or warranty or satisfy a condition unless waived by the party for whose benefit the representation or warranty is made. For purposes of the rights and obligations of the parties hereunder, upon the occurrence of the Closing, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement for purposes of indemnification hereunder.

         Section 12.11. Specific Performance.

         Each of the parties acknowledges and agrees that the PiV Shares are unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by Seller in the performance of its obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach, the non-breaching party shall be entitled to a decree of specific performance pursuant to which the breaching party is ordered to affirmatively carry out its pre-Closing obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any non-breaching party and each non-breaching party expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the breaching party under this Agreement.

         Section 12.12. Further Assurances

         Following the Closing, the Seller and Buyer shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transaction.

         Section 12.13. Expenses

         All costs and expenses incurred in connection with this Agreement and the Transaction (including fees and disbursements of financial advisors, accountants and attorneys and any brokers or finders), shall be paid (a) by the Seller, if such costs or expenses are incurred by or on behalf of the Seller,
(b) by Buyer, if such costs or expenses are incurred by or on behalf of Buyer, and (c) with respect to all sales, filing, recordation, transfer and similar taxes arising from or associated with the sale and transfer of the Shares ("Transfer Taxes"), one-half by Buyer and one-half by the Seller.

         Section 12.14. Termination

         In the event that the Closing has not occurred by August 15, 2002, this Agreement may be terminated by either party upon written notice to the other and neither party shall have any liability to the other except in respect of any prior breach of this Agreement For the avoidance of doubt, failure of the Liquidator to approve this Agreement shall not be considered a breach of this Agreement.

         Section 12.15. Third Party Interests

         Except as set out in Section 6.2 and 6.4 which shall be enforceable by GIG, each party confirms that no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       ISW ACQUISITION CO., LLC



                                       By:  /s/ Barry Mindes
                                            -----------------------------------
                                            Name: Barry Mindes
                                            Title:  Chairman of the Board



                                       PRISMA iVENTURES LTD.



                                       By:  /s/ Peter Sprogis
                                            -----------------------------------
                                            Name: Peter Sprogis
                                            Title: Director

                                TABLE OF CONTENTS

                                                                                                        Page

ARTICLE - 1 DEFINITIONS..................................................................................1

         Section 1.1.      Definitions...................................................................1
         Section 1.2.      Other Definitional Provisions.................................................4

ARTICLE 2 - PURCHASE AND SALE............................................................................4

         Section 2.1.      Purchase and Sale.............................................................4
         Section 2.2.      Purchase Price................................................................4
         Section 2.3.      Assumption of GIG Loan........................................................5

ARTICLE 3 - CLOSING......................................................................................5

         Section 3.1.      Closing.......................................................................5
         Section 3.2.      Delivery and Payment..........................................................5
         Section 3.3.      Other Deliveries by Seller....................................................5
         Section 3.4.      Other Deliveries by Buyer.....................................................6
         Section 3.5.      Other Deliveries..............................................................6

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF PiV........................................................6

         Section 4.1.      Organization of PiV; Authority................................................7
         Section 4.2.      Authorization; No Breach......................................................7
         Section 4.3.      Share Ownership...............................................................7
         Section 4.4.      Governmental Consents.........................................................7
         Section 4.5.      Third Party Consents and Approvals............................................7
         Section 4.6.      Litigation....................................................................8
         Section 4.7.      Brokers and Intermediaries....................................................8

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER......................................................8

         Section 5.1.      Organization of Buyer; Authority..............................................8
         Section 5.2.      Authorization; No Breach......................................................8
         Section 5.3.      Governmental Consents.........................................................8
         Section 5.4.      Third Party Consents and Approvals............................................9
         Section 5.5.      Litigation....................................................................9
         Section 5.6.      Acquisition of PiV Shares.....................................................9
         Section 5.7.      Brokers and Intermediaries....................................................9

ARTICLE 6 - COVENANTS OF PiV AND BUYER...................................................................9

         Section 6.1.      Calling Creditors Meeting and Conditionality..................................9
         Section 6.2.      Transfer of Certain Property.................................................10
         Section 6.3.      Forgiveness of all inter-company debts between GIG and PiV...................10

ARTICLE 7 - CONDITIONS PRECEDENT OF THE SELLER..........................................................10

         Section 7.1.      Representations and Warranties...............................................11
         Section 7.2.      Agreements...................................................................11
         Section 7.3.      Buyer Certificate............................................................11
         Section 7.4.      Compliance with Law..........................................................11
         Section 7.5.      Consents.....................................................................11
         Section 7.6.      Release of Funding Obligation................................................11
         Section 7.7.      Liquidator's Approval........................................................11



ARTICLE 8 - CONDITIONS PRECEDENT OF BUYER...............................................................12

         Section 8.1.      Representations and Warranties...............................................12
         Section 8.2.      Agreements...................................................................12
         Section 8.3.      Seller's Certificates........................................................12
         Section 8.4.      Compliance with Law..........................................................12
         Section 8.5.      Consents.....................................................................12
         Section 8.6.      Sprogis/MultiGames Agreement and KirchSport Agreement........................12
         Section 8.7.      Miscellaneous................................................................13

ARTICLE 9 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................................................13

         Section 9.1.      Survival of Representations and Warranties...................................13

ARTICLE 10 - INDEMNIFICATION............................................................................13

         Section 10.1.     Indemnification of Buyer.....................................................13
         Section 10.2.     Indemnification of the Seller................................................13
         Section 10.3.     Claims.......................................................................13
         Section 10.4.     Limitation of Liability......................................................14

ARTICLE 11 - TERMINATION................................................................................15

         Section 11.1.     Grounds for Termination......................................................15
         Section 11.2.     Effect of Termination........................................................15

ARTICLE 12 - MISCELLANEOUS..............................................................................15

         Section 12.1.     Governing Law................................................................15
         Section 12.2.     Notices......................................................................15
         Section 12.3.     Entire Agreement.............................................................16
         Section 12.4.     Amendments...................................................................16
         Section 12.5.     Headings; References.........................................................17
         Section 12.6.     Counterparts.................................................................17
         Section 12.7.     Parties in Interest; Assignment..............................................17
         Section 12.8.     Severability: Enforcement....................................................17
         Section 12.9.     Waiver.......................................................................17
         Section 12.10.    Disclosure Schedules.........................................................18
         Section 12.11.    Specific Performance.........................................................18
         Section 12.12.    Further Assurances...........................................................18
         Section 12.13.    Expenses.....................................................................18
         Section 12.14.    Termination..................................................................19
         Section 12.15.    Third Party Interests........................................................19

EXHIBIT A         -   List of PiV Assets

EXHIBIT B         -   Assignment of GIG Loan

EXHIBIT C         -   Due Diligence Material

EXHIBIT D         -   Form of Release of PiV's Obligations to Fund GIG or Pay
                      Further Calls on GIG Shares.